Equity Transfer Agreement

Party A: Shaanxi Longmen Iron and Steel Group Co., Ltd. (Long Steel Group)
Party B: Shaanxi Longmen Iron and Steel Co., Ltd.

With regard to the issue of transferring equity ownership of Party A in Longmen Iron and Steel Group Co., Ltd. Environmental Protection Industry Development Co., Ltd. (“EPID Co.”), the following agreement has been reached between two parties:

(1) Based upon the negotiation between two parties, and the approval from the Shareholders’ Meeting of EPID Co., Party A agreed to transfer its equity ownership of 14,983,420 RMB in EPID Co. to Party B. Party B therefore becomes the shareholder of EPID Co.

(2) Party B agrees to, beginning July 1, 2007, bear all relevant rights and liabilities in related to this equity transfer, and shall bear relevant liabilities and obligations as a shareholder pursuant to the Articles of Incorporation of EPID Co.

(3) This agreement is in three copies. Party A and Party B will each keep one copy, and one copy will be filed with the government.

(4) This agreement will become effective as of the date below.

Party A: Shaanxi Longmen Iron and Steel Group Co., Ltd. /s/

Party B: Shaanxi Longmen Iron and Steel Co., Ltd. /s/

September 24, 2007